EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into this 17 day of January, 2006, between and among the PEOPLE OF THE STATE OF ILLINOIS, through LISA MADIGAN, ILLINOIS ATTORNEY GENERAL (the “Illinois Attorney General”) and the CITY OF CHICAGO (the “City of Chicago”), PEOPLES ENERGY CORPORATION, an Illinois Corporation, THE PEOPLES GAS, LIGHT AND COKE COMPANY, an Illinois Corporation (“Peoples Gas”), PEOPLES MW, LLC., a Delaware Limited Liability Company, PEOPLES ENERGY RESOURCES COMPANY, LLC., an Illinois Limited Liability Company, and NORTH SHORE GAS COMPANY, an Illinois Corporation (“North Shore Gas”) (Peoples Energy Corporation, Peoples Gas, Peoples MW LLC, Peoples Energy Resources LLC and North Shore Gas are collectively hereinafter referred to as the “Peoples Companies,” unless otherwise designated individually).

WHEREAS, the Illinois Attorney General commenced an action against the Peoples Companies in the Circuit Court of Cook County, Illinois, County Division, Chancery Department, styled The People of the State of Illinois v. Peoples Energy Corp., et al., No. 05 CH 5124, and the City of Chicago commenced an action against the Peoples Companies in the Circuit Court of Cook County, Illinois, County Division, Chancery Department, styled City of Chicago v. The Peoples Gas Light & Coke Company, et al., No. 05 CH 5107, which two actions were consolidated (the “Litigation”);

WHEREAS, the Illinois Attorney General and the City of Chicago alleged that: (a) from 1999 to 2002, the Peoples Companies and Enron North America carried out a scheme to illegally divert assets from the regulated natural gas utility, Peoples Gas, to Peoples Energy Corporation and to inflate Peoples Gas’s and North Shore Gas’s natural gas costs and pass those inflated costs on to Illinois consumers; and (b) the Peoples Companies carried out this scheme through a series of fraudulent natural gas transactions, sham companies, illegal agreements, and misrepresentations to consumers. The Illinois Attorney General alleged that the Peoples Companies’ actions resulted in increased natural gas costs for Illinois consumers and violated the Illinois Consumer Fraud and Deceptive Business Practices Act (“Consumer Fraud Act”). (815 ILCS 505/1 et seq.). The City of Chicago alleged that the Peoples Companies’ actions resulted in increased natural gas costs for Chicago consumers and violated Municipal Code of Chicago Sections 4-276-470, 2-24-060 and 1-20-020. The Peoples Companies denied these allegations;

WHEREAS, in the Litigation (a) the Illinois Attorney General seeks equitable relief against the Peoples Companies, penalties against Peoples Gas and North Shore Gas, and disgorgement of profits from and penalties against Peoples Energy Corporation, Peoples Energy Resources Company, LLC and Peoples MW, LLC for the alleged violations of the Consumer Fraud Act, (b) the City of Chicago seeks equitable and compensatory relief and penalties from Peoples Gas, Peoples Energy Corporation, Peoples Energy Resources Company, LLC and Peoples MW, LLC for the alleged violations of Municipal Code of Chicago Sections 4-276-470, 2-24-060 and 1-20-020, and (c) the Peoples Companies deny that the Illinois Attorney General or the City of Chicago is entitled to any of the relief requested;

WHEREAS, there is also currently pending before the Illinois Commerce Commission (the “ICC”) statutory reconciliation proceedings for the years 2000 through 2004 involving Peoples Gas (ICC Docket Nos. 00-0720, 01-0707, 02-0727, 03-0705, 04-0683) and North Shore Gas (ICC Docket Nos. 00-0719, 01-0706, 02-0726, 03-0704, 04-0682) (the “Reconciliation Cases”);

WHEREAS, the City of Chicago and the Illinois Attorney General either have appeared or intervened in the Reconciliation Cases and alleged that Peoples Gas and North Shore Gas acted imprudently in purchasing natural gas and passed on imprudent gas costs resulting in unnecessarily increased gas charges to consumers in violation of Section 9-220(a) of the Illinois Public Utilities Act, 220 ILCS 5/9-22(a) and various ICC rules, and Peoples Gas and North Shore Gas have denied these allegations;
WHEREAS, the Peoples Companies, the Illinois Attorney General and the City of Chicago wish to fully adjust, compromise and settle all rights and claims they may have against each other by reason of the Litigation and the Reconciliation Cases; and

WHEREAS, this Agreement does not constitute an admission by or finding against the Peoples Companies that any of the conduct alleged in the Litigation and the Reconciliation Cases was wrongful, unlawful or in violation of any law, regulation or rule.

NOW THEREFORE, the Peoples Companies, the Illinois Attorney General and the City of Chicago agree as follows:

I.	CUSTOMER REFUND
A. Refund to Customers. Peoples Gas and North Shore Gas jointly agree to refund the total sum of $100 million to Peoples Gas’ and North Shore Gas’ customers in a manner consistent with the terms of this Agreement.

B. ICC Approval of Refund. The final settlement of the Reconciliation Cases is subject to approval by the ICC, which, as provided herein, other than the obligations contained in Sections III(B), IV and V, is a condition precedent to the terms of this Agreement.

C. Payment of Customer Refund. The Customer Refund shall be paid as follows:

1.
By crediting, on a per capita basis, the bills of all North Shore Gas’ and Peoples Gas’ customers as follows: (a) a payment in the amount of $50 million that shall begin within 30 days following ICC approval of this Agreement (“First Payment”); and (b) a payment in the amount of $50 million that shall begin 12 months after the First Payment.

2.
The refund amounts shall be clearly and conspicuously identified on all customers’ bills as a credit against current charges, in a manner acceptable to the Illinois Attorney General and the City of Chicago.

3.
In the event that the ICC does not approve a per capita refund, the Customer Refund shall be paid by a method that is acceptable to the ICC, provided, however, that the Customer Refund is $100 million and is paid in two $50 million payments.

D. Parties Cooperation to Obtain ICC Approval. All parties to this Agreement shall take all necessary and commercially reasonable actions to obtain ICC approval of the settlement of the Reconciliation Cases including, within five business days of all parties’ execution of this Agreement, the filing of a motion before the ICC requesting expedited review and disposition and approval of the settlement of the Reconciliation Cases as described in this Agreement. Nothing in this Agreement is intended to limit in any way the ICC’s authority to review and determine whether to approve the settlement of the Reconciliation Cases.

E. ICC Approval. If the ICC fails to approve the settlement of all Reconciliation Cases, this Agreement (and all obligations and agreements contained herein) shall be null and void with the exception of those described in Sections III(B), IV and V of this Agreement. The Parties agree that in the event the ICC does not approve the $100 million refund amount or conditions contained in Sections I(C) of this Agreement, the Illinois Attorney General, the City of Chicago and the Peoples Companies are in no way limited or prevented from pursuing the Litigation or the Reconciliation Cases or from participating, reinstating or asserting any legal rights, allegations, defenses, counterclaims, cross claims, appeals or any other right or assertion allowed by law, statute or regulation and that the Litigation and the Reconciliation Cases continue status quo ante.

II. CONSERVATION AND WEATHERIZATION PROGRAM PAYMENTS

As described more fully below, Peoples Energy Corporation shall pay to the City of Chicago and the Illinois Attorney General, jointly, up to $5 million per year for six years totaling up to $30 million. All payments shall be made payable to the Illinois Attorney General and the City of Chicago, jointly, unless they mutually designate, in writing, payment in another way or to another party or parties. The payments shall be made as follows:

A.
The first installment of up to $5 million (“First Installment”) shall be made within 15 business days after the ICC approves the settlement of the Reconciliation Cases. From the First Installment, the Peoples Companies shall receive a credit in the amount of $675,000 towards the settlement of the case styled The Peoples Gas Light and Coke Company v. City of Chicago (No. 03 L 2212 Cir. Ct. Cook County). The City of Chicago and Illinois Attorney General, jointly and in their discretion, shall determine the use and expenditure of the First Installment. The Illinois Attorney General shall use any payments that she controls for purposes specified under Section 7(e) of the Consumer Fraud Act, 815 ILCS 505/7(e).

B.
Peoples Energy Corporation shall pay the five subsequent payments of up to $5 million, which amounts shall be prepaid, on each anniversary of the First Installment (the “Subsequent Payments”). The Subsequent Payments shall be based upon the amount of the cost for the design, implementation and administration of programs, as estimated in the sole discretion of the Illinois Attorney General and the City of Chicago (the “Estimated Amount”). The Estimated Amount shall be submitted by the Illinois Attorney General and the City of Chicago to Peoples Energy Corporation by written statements. The programs shall be for the following purposes:

1.
To fund a program of conservation and weatherization for low and moderate-income residential dwellings (the “Program”). The Program shall be jointly administered by City of Chicago on behalf of the City of Chicago and Illinois Attorney General on behalf of the State of Illinois or by any other agency, entity or representative to which the Illinois Attorney General and City of Chicago, in writing, mutually agree. The Program shall have the purpose of providing energy and natural gas conservation programs, whether residential improvements or educational or otherwise, for residents within Peoples Gas’ or North Shore Gas’ service areas and shall have the goal of reducing those residents’ energy usage and costs.

2.
Failure to use or expend $5 million in any year after the payment of the First Installment shall in no way affect the Illinois Attorney General’s or the City of Chicago’s ability to request and receive funding up to the maximum amount of $5 million in any subsequent year or, subject to the requirement of this Section II(B), in any way relieve the Peoples Energy Corporation of its obligations to make any of the Subsequent Payments.

III.	ADOPTION OF MANAGEMENT PROPOSALS

Peoples Gas and North Shore Gas will adopt the forward-looking “Management” proposals requested in the Joint Initial Briefs of the City of Chicago, the Illinois Attorney General and the Citizens Utility Board in ICC Docket Nos. 01-0706 and 01-0707.

A. These forward-looking “Management” proposals, the implementation of which is contingent upon ICC approval of the settlement of the Reconciliation Cases, are:

1.	Peoples Gas and North Shore Gas each shall update its operating agreement, which were approved by the ICC in Docket No. 55071.
2.
For a period of five years, Peoples Gas and North Shore Gas each shall perform an annual internal audit of gas purchasing and submit a copy of the audit report to the Manager of the ICC’s Accounting Department.

3.
Peoples Gas and North Shore Gas each shall engage outside consultants to perform a management audit of its gas purchasing practices, gas storage operations and storage activities. The firm selected to perform the audit shall be independent of Peoples Gas, North Shore Gas and their affiliates, ICC Staff, the City of Chicago, the Illinois Attorney General and the Citizens Utility Board and shall be approved by the ICC. Peoples Gas and North Shore Gas shall submit monthly reports on the progress of the management audit to the Chief of the ICC’s Public Utilities Bureau, with a copy to the Manager of the ICC’s Accounting Department, until the management audit report has been submitted. Upon completion of the management audit, copies of the management audit report would be submitted to the Chief of the ICC’s Public Utilities Bureau and the Manager of the ICC’s Accounting Department.

B.
Nothing in this Agreement shall require the Peoples Companies to conduct any management or financial audit of gas purchases or transactions for their 1999-2004 fiscal years. Peoples Energy Corporation acknowledges that it is its Board of Directors’ responsibility to set and implement policy. Peoples Energy Corporation further acknowledges that its Chief Executive Officer reports to its Board of Directors through its Lead Director. The acknowledgments contained in this Section III(B) do not require ICC approval of the settlement of the Reconciliation Cases.

IV.	RECONNECTION AND DEBT FORGIVENESS OF DISCONNECTED CUSTOMERS

A. Disconnected Customers. The Peoples Companies acknowledge that approximately 12,000 past customers of Peoples Gas and North Shore Gas are presently not receiving gas from the Peoples Companies (“Disconnected Customers”). Approximately $14 million of past due accounts are attributable to Disconnected Customers. Peoples Gas and North Shore Gas acknowledge that certain Disconnected Customers, involving customer-occupied residential premises, are hardship cases (the “Hardship Cases”). The Peoples Companies shall cooperate with the Illinois Attorney General and the City of Chicago and any other entity or agency designated by the Illinois Attorney General and the City of Chicago to identify the Hardship Cases.

B. Reconnection of Hardship Cases.  Within three days following identification, Peoples Gas and North Shore Gas shall reconnect the Hardship Cases without charge. The Peoples Companies shall cooperate with the Illinois Attorney General and the City of Chicago and any other entity or agency designated by the Illinois Attorney General and the City of Chicago to identify the Hardship Cases. Peoples Gas and North Shore Gas shall relieve and forgive all outstanding debt of the Hardship Cases. The Hardship Cases may be identified by either the Peoples Companies or the Illinois Attorney General and the City of Chicago. Upon determination by and notice from the Illinois Attorney General or the City of Chicago, Peoples Gas and North Shore Gas will advise credit-reporting agencies to remove adverse credit information from the credit reports of the customers who are the Hardship Cases.

C.
No Illinois Commerce Commission Approval. Upon execution of this Agreement by all of the parties, the Peoples Companies agree to fulfill the obligations described in this Section IV notwithstanding lack of ICC approval of the settlement of the Reconciliation Cases.

V.	PROJECTED BAD DEBT
In addition to the obligations above, the Peoples Companies project absorbing, recording and, ultimately, writing off, approximately $52.3 million in bad debt resulting from accounts that its customers, for a variety of reasons, are unable to pay. If the Peoples Companies fail to absorb and record approximately $52.3 million in bad debt for the fiscal year ending September 30, 2006 (“FY2006”), the Peoples Companies agree to absorb and record at least the difference between $52.3 million and the amount actually absorbed and recorded in FY2006 during the fiscal year ending September 30, 2007 or in any subsequent fiscal year. To the extent that this bad debt relates to the Hardship Cases, Peoples Gas and North Shore Gas agree not to pursue collection of those past accounts, but without prejudice to the collection of further amounts incurred. The Hardship Cases may be identified by either the Peoples Companies or the Illinois Attorney General and the City of Chicago. Upon determination by and notice from the Illinois Attorney General or the City of Chicago, Peoples Gas and North Shore Gas will advise credit-reporting agencies to remove adverse credit information from the credit reports of the customers who are the Hardship Cases.

VI. MISCELLANEOUS

A. Effective Upon Execution. This Agreement shall be effective upon execution by all of the parties to the Agreement and may be executed in one or more counterparts.

B.
Circuit Court Approval and Order Entered and Recorded. The Peoples Companies, the Illinois Attorney General and the City of Chicago shall seek judicial approval of this Agreement and the entry of an Agreed Order staying all proceedings in the Litigation until the ICC enters an order regarding the settlement of the Reconciliation Cases. This Agreement shall be included as an exhibit to any such Agreed Order. The parties to this Agreement shall take all necessary and commercially reasonable actions to obtain judicial approval of this Agreement. Failure to obtain such judicial approval shall make this Agreement null and void. In the event of failure to obtain judicial approval, the Peoples Companies, the Illinois Attorney General and the City of Chicago in no way are limited or prevented from pursuing the Litigation or the Reconciliation Cases or from participating, reinstating or asserting any legal rights, allegations defenses, counterclaims, cross claims, appeals or any other right or assertion allowed them by law, statute or regulation and that the Litigation and the Reconciliation Cases continue status quo ante. Upon entry of an order by the ICC approving the settlement of the Reconciliation Cases, the parties shall seek entry of a consent decree pursuant to 735 ILCS 5/2-1009 dismissing the Litigation with prejudice.

C. Jurisdiction.  Notwithstanding the dismissal of the Litigation with prejudice, the Peoples Companies, the Illinois Attorney General and the City of Chicago agree that the Circuit Court of Cook County, Chancery Division, shall retain jurisdiction to interpret and enforce the terms of this Agreement.

D.
Binding Agreement. This Agreement shall be binding upon, and its benefits shall inure to the Peoples Companies and their respective heirs, representatives, successors and assigns, as well as the respective representatives, successors and assigns of the Illinois Attorney General and the City of Chicago.

E. Mutual Release. In accordance with and completion of the terms herein, this Agreement is: (1) intended to release and discharge any and all claims that the Illinois Attorney General or the City of Chicago ever had, now have or claim or might have or claim against the Peoples Companies based upon, arising out of or relating to, in whole or in part, through the effective date of this Agreement, the Litigation, the Reconciliation Cases, and the subpoena served upon Peoples Energy Corporation by the Illinois Attorney General, dated August 25, 2005, and (2) is intended to release and discharge any and all claims that the Peoples Companies ever had, now have or claim or might have or claim against the Illinois Attorney General or the City of Chicago based upon, arising out of, or relating to, in whole or in part, through the effective date of this Agreement, the Litigation, the Reconciliation Cases and the subpoena served upon Peoples Energy Corporation by the Illinois Attorney General, dated August 25, 2005.

F. Entire Agreement. All understandings and agreements heretofore made between the parties are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement between the parties relating to its subject matter, and the same is entered into with no party relying upon any statement or representation not embodied in this Agreement. Any modification of this Agreement may be made only by an instrument in writing signed by or on behalf of the party to be bound by such modification.

G. Severability. If any portion, clause, phrase or term of this Agreement is later determined by a court of law to be invalid or unenforceable, for whatever reason, the remaining provisions of this Agreement will remain valid and in effect as to the parties, and will be unaffected by said determination other than those portions which are agreed herein to be a condition precedent.

H. Authority to Enter Into the Agreement. The signatories below, except for the City of Chicago, acknowledge that they have the lawful authority to bind the parties for whom they are signing to the terms of this Agreement.

I. No Admission of Liability. Nothing in this Agreement, or any acts performed or documents executed in furtherance of this Agreement, shall constitute or may be used as an admission that any party to this Agreement is liable to any other party or of the validity of any allegation or claim or defense contained in the Litigation or the Reconciliation Cases.

J. Recitals. The recitals at the beginning of this Agreement are, and shall be construed to be, an integral part of this Agreement.

K. Headings and Interchangeability. The headings of sections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine, or gender neutral, according to the context. This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as an attribution of drafting to such party.

L. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Release as of day and year above first written.

THE PEOPLE OF THE STATE OF ILLINOIS /s/ Paul J. Gaynor By: The Office of Illinois Attorney General	THE CITY OF CHICAGO By: /s/ Mara S. Georges Title: Corporation Counsel
THE PEOPLES COMPANIES (as defined in this Agreement) By: /s/ Theodore R. Tetzlaff Title: _____________________

SETTLEMENT AGREEMENT AND RELEASE

IN WITNESS WHEREOF, the CITIZENS UTILITY BOARD, by authorized signature herein, executes the Settlement Agreement entered into on January 17, 2006 between and among the PEOPLE OF THE STATE OF ILLINOIS, through LISA MADIGAN, ILLINOIS ATTORNEY GENERAL (the "Illinois Attorney General") and the CITY OF CHICAGO (the "City of Chicago"), PEOPLES ENERGY CORPORATION, an Illinois Corporation, THE PEOPLES GAS, LIGHT AND COKE COMPANY, an Illinois Corporation ("Peoples Gas"), PEOPLES MW, LLC., a Delaware Limited Liability Company, PEOPLES ENERGY RESOURCES COMPANY, LLC., an Illinois Limited Liability Company, and NORTH SHORE GAS COMPANY, an Illinois Corporation ("North Shore Gas") and agrees to be bound by all terms therein. A copy of said Settlement Agreement is attached hereto.

THE CITIZENS UTILITY BOARD

By:   /s/ David Kolata

Title: Executive Director

Date: February 27, 2006

Settlement Agreement Amendment and Addendum

Amendment and Addendum to January 17, 2006 Settlement
Agreement among and between Peoples Energy Corporation,
Peoples Gas Light and Coke Company, Peoples MW, LLC, Peoples
Energy Resources Company, LLC, North Shore Gas Company, the
City of Chicago, the State of Illinois and the Citizen’s Utility Board.

Pursuant to Section VI, F of the Settlement Agreement (“Settlement Agreement”) entered into on January 17, 2006 between and among the PEOPLE OF THE STATE OF ILLINOIS, through LISA MADIGAN, ILLINOIS ATTORNEY GENERAL (the “Illinois Attorney General”) and the CITY OF CHICAGO (the “City of Chicago”), PEOPLES ENERGY CORPORATION, an Illinois Corporation, THE PEOPLES GAS, LIGHT AND COKE COMPANY, an Illinois Corporation (“Peoples Gas”), PEOPLES MW, LLC., a Delaware Limited Liability Company, PEOPLES ENERGY RESOURCES COMPANY, LLC., an Illinois Limited Liability Company, and NORTH SHORE GAS COMPANY, an Illinois Corporation (“North Shore Gas”) (Peoples Energy Corporation, Peoples Gas, Peoples MW LLC, Peoples Energy Resources LLC and North Shore Gas are collectively hereinafter referred to as the “Peoples Companies,” unless otherwise designated individually), and entered into on February 27, 2006 by the CITIZEN’S UTILITY BOARD (“CUB”), This Amendment and Addendum is intended as an Agreement to Amend the Settlement Agreement as follows:.

This Amendment and Addendum is intended to comply with the requirements of the Settlement Agreement, Section VI, F, requiring all modifications to the Settlement Agreement to be in writing.

Other than as specifically stated below, this letter is not intended to modify or amend any terms of the January 17, 2006 Settlement Agreement.

In addition to, or where otherwise noted below in modification of, the terms of the January 17, 2006 Settlement Agreement, it is hereby agreed to by the Illinois Attorney General, the City of Chicago, CUB, and the Peoples Companies as follows:

Amendment Section A:

Peoples Gas and North Shore Gas’ future HUB Revenues:

Upon approval of the settlement agreement, Peoples Gas and North Shore Gas and all Peoples Companies shall account for all of their HUB revenues and third-party non-tariff revenues, and any other revenues referred to as HUB revenues or non-tariff revenues (as those terms have been used in ICC Docket 01-0707) in accordance with 83 Ill. Admin. Code 525.40(d)). All such revenues shall serve to offset “recoverable gas costs” to arrive at the “gas charge” as those terms are

Settlement Agreement Amendment and Addendum

used in the Illinois Commerce Commission rules part 525.40(d) and in accordance with the Public Utilities Act. 83 Ill. Admin. Code 525.40(d); 220 ILCS 5/1-101 et. seq. The Peoples Gas and North Shore Gas and all Peoples Companies agree that this accounting of these revenues shall apply to all future Purchased Gas Adjustment reconciliation cases and rate cases filed by Peoples Gas and North Shore Gas.

Amendment Section B:

Peoples Gas and North Shore Gas’ HUB Revenues addressed in dockets 05-0748 and 05-0749 and in any fiscal year 2006 reconciliation cases regarding Peoples Gas’ and North Shore Gas’ Purchased Gas for the 2005/2006 Heating Season:

Peoples Gas and North Shore Gas and all Peoples Companies agree that they will not oppose an adjustment for the reconciliation years 2005 and 2006 based on HUB revenues that have not, to date, been used to offset consumer gas charges in those years.

Peoples Gas and North Shore Gas and all Peoples Companies will account for all HUB revenues and third-party non-tariff revenues, and any other revenues referred to as HUB revenues or non-tariff revenues (as those terms have been used in ICC Docket 01-0707) for fiscal year 2005 as offsets to the Gas Charge in accordance with 83 Ill. Admin. Code 525.40(d) and have agreed not to oppose any offset of PGA costs addressed in Dockets 05-0748 and 05-0749. Peoples Gas and North Shore Gas and all Peoples Companies also agree not to oppose any HUB revenue offset of PGA costs to be addressed in any purchased gas reconciliation case regarding Peoples Gas and North Shore Gas that address periods after fiscal year 2005 and prior to the effective date of new rates approved by the Illinois Commerce Commission in the rate cases that the utilities have announced they will file. For Dockets 05-0748 and 05-0749 Peoples Gas and North Shore Gas agree to re-file and amend any testimony filed in those dockets that is not consistent with this Amendment and Addendum.

Amendment Section C:

Peoples Companies’ Agreement to Findings 7, 8, 9, 11, 12, 14 and 15 of the ALJ Proposed Order Dated September 20, 2005:

Peoples Companies hereby agree to implement prospectively findings 7, 8, 9, 11, 12, and 14 of the Administrative Law Judge’s Proposed Order in Docket 01-0707, entered on September 20, 2005 (“ALJ’s Proposed Order”).

Settlement Agreement Amendment and Addendum

Peoples Companies also agree to comply with finding 15 of the ALJ’s Proposed Order for the purpose of allowing the ICC to be able to consider fiscal years 1999-2004 in making prospective behavioral and other recommendations, but not to suggest any further monetary adjustments beyond the refunds included in the January 17, 2006 Settlement Agreement.

The relevant findings of the ALJ’s Proposed Order are attached as Exhibit A to this filing.

Amendment Section D:

Refund To Be Paid In Manner Ordered By the Illinois Commerce Commission:

As already provided in Section I, C, 3 of the January 17, 2006 Settlement Agreement, the Parties agree that the $100 million refund shall be paid by any method that is acceptable to the ICC.

Amendment Section E:

Interest To Be Paid On Refund Amounts:

Peoples Companies hereby agree to calculate interest on all refund payments made at the interest rate provided for in 83 Ill. Admin. Code Part 280.70(e)(1). Interest paid on refunds will be calculated prospectively from the date of the Illinois Commerce Commission order approving the Settlement Agreement until the refunds are paid.

Amendment Section F:

Peoples Companies agree to forgive all outstanding bad debt for Fiscal Years 2000 through 2005.

Peoples Companies agree to forgive all outstanding bad debt from fiscal years 2000-2005 existing at the time of the execution of this addendum. Bad debt shall be defined as those accounts which have been disconnected and on which no payment has been made for six months. Peoples Companies represent that this amount totals approximately $207 million and comprises over 250,000 customer accounts. Peoples Companies also represent that these amounts are currently in, or subject to, collection.

Settlement Agreement Amendment and Addendum

For both the Hardship cases within the projected $52.3 million debt for fiscal year 2006 identified in the January 17,2006 Settlement Agreement Section V and the $207 million identified above, the Peoples Companies agree that they will not pursue, directly or indirectly, collection of these amounts from customers or use any forgiven amounts as a reason to deny gas service to any customer, and that they will communicate with the credit reporting agencies for each of these customers to remove the adverse credit effects of any reporting of these past due amounts and expunge this debt from consumers’ account records, relieving said consumers from the debt forever and always.

Amendment Section G:

Peoples Companies Not To Seek Recovery of Debt Write-Off or Forgiveness In Any Future Rate or Reconciliation Cases.

Peoples Companies hereby agree that they will not seek recovery in any future rate or reconciliation cases of any amounts of debt written-off or relieved under Sections IV and V of the January 17, 2006 Settlement Agreement. Peoples Companies hereby agree that they will not seek recovery in any future rate or reconciliation cases of any amounts of debt written-off or relieved under Section F of this Amendment and Addendum. This agreement does not affect the ability of Peoples Companies to recover any future bad debt as specifically authorized by the ICC now or in the future. Peoples Companies hereby agree that they will not seek recovery in any future rate or reconciliation cases of any amounts associated with the Conservation and Weatherization Program described in Section II of the January 17, 2006 Settlement Agreement.

Amendment Section H:

Peoples Companies agree to permanently enact the hardship reconnection program described in Section IV of the January 17, 2006 Settlement Agreement.

Settlement Agreement Amendment and Addendum

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Settlement Agreement and Release on March 6, 2006.

THE PEOPLE OF THE STATE OF ILLINOIS

/s/ David Adams, Assistant Attorney General
By: The Office of Illinois Attorney General

THE CITY OF CHICAGO

By: /s/ Mara S. Georges

Title: Corporation Counsel

THE CITIZEN’S UTILITY BOARD

By: /s/ David Kolata

Title: Executive Director

THE PEOPLES COMPANIES (as defined in this letter above)

By: /s/ Theodore R. Tetzlaff

Title: General Counsel

Settlement Agreement Amendment and Addendum

Exhibit A to Settlement Agreement Amendment and Addendum

(7)	Peoples Gas Light and Coke Company shall update its operating agreement, which was approved by this Commission in Docket No. 55071;
(8)
Peoples Gas Light and Coke Company shall account for all gas physically injected into Manlove Field by including the cost associated with maintenance gas in the amount transferred from purchased gas expense to the gas stored underground account, Account 164.1;

(9)
Peoples Gas Light and Coke Company shall account for the portion of gas injected into the Manlove Storage Field to maintain pressure, as credits from Account 164.1, Gas Stored Underground, as charges to Account 117, Gas Stored Underground, in the case of recoverable cushion gas, or to Account 101, in the case of non-recoverable portions of cushion gas;

*  *  *

(11)
Peoples Gas Light and Coke Company shall revise its maintenance gas accounting procedures related to gas injected for the benefit of the North Shore Gas Company and third-parties to require those entities to bear the cost of maintenance gas, and it shall revise its maintenance gas accounting procedures to ensure that all customers/consumers bear equal responsibility for maintenance gas;

(12)
Peoples Gas Light and Coke Company shall submit its revised maintenance gas accounting procedures to the Commission’s Chief Clerk with a copy to the Manager of the Accounting Department within 30 days after the date, upon which, a final Order is entered in this docket;

*  *  *

(14)
Peoples Gas Light and Coke Company shall submit quarterly reports reflecting its use of journal entries regarding maintenance gas to the Manager of this Commission’s Accounting Department within 45 days of the end of each quarter, after the date of a final order is entered in this docket, through the quarter ending September 30, 2009;

(15)
Peoples Gas Light and Coke Company shall engage outside consultants to perform a management audit of its gas purchasing practices, gas storage operations and storage activities. The firm selected to perform the management audit shall be independent of Peoples Gas Light and Coke Company, its affiliates, Staff, and all parties in this docket, and approved by this Commission. Monthly reporting of the progress of the conduct of the management audit shall be submitted to the Bureau Chief of the Commission’s Public Utilities Bureau, with a copy to the Manager of the

Settlement Agreement Amendment and Addendum

Commission’s Accounting Department, until the management audit report has been submitted. Completion of this management audit shall occur no later than eighteen months after the date, upon which, a final order is entered in this docket. Upon completion, copies of the management audit reports shall be submitted to the Commission’s Public Utilities Bureau Chief and the Manager of the Commission’s Accounting Department;

ALJ Proposed Order at 135-136.